UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           February 13, 2017

Technical Communications Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-34816	04-2295040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Domino Drive, Concord, MA	01742
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code           (978) 287-5100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On February 13, 2017, Technical Communications Corporation (the "Company") held its 2017 annual meeting of shareholders (the “Meeting”) at its executive offices in Concord, MA. Set forth below are the matters voted upon at the meeting and the voting results:

Proposal 1 - The Company’s shareholders voted to elect one Class II Director to serve on the Board of Directors for a term of three years expiring at the 2020 Annual Meeting of Stockholders. A summary of votes cast follows below:

Nominee	Votes for	Votes withheld

Francisco F. Blanco	617,967	80,363

There were 809,917 broker non-votes with respect to Proposal 1.

Proposal 2 - The Company's shareholders approved on an advisory, non-binding basis, the compensation of the Company's named executive officers as disclosed in the proxy statement for the Meeting, with 574,360 shares voting for and 121,735 shares voting against. There were 2,235 shares abstaining and 809,917 broker non-votes on this proposal.

Proposal 3 - The Company’s shareholders chose, on a non-binding, advisory basis, to vote annually on the compensation of the Company’s named executive officers. Votes were as follows:

Every	Every	Every		Broker
1 Year	2 Years	3 Years	Abstentions	Non-Votes
639,923	45,669	11,988	750	809,917

Proposal 4 - The Company's shareholders approved the amendment to the Technical Communications Corporation 2010 Equity Incentive Plan to increase the number of shares of Common stock authorized for issuance thereunder from 200,000 to 400,000 shares, with 566,023 shares voting for and 128,032 shares voting against the amendment. There were 4,275 shares abstaining and 809,917 broker non-votes on this proposal.

Proposal 5 - The Company's shareholders voted to ratify the appointment of Moody, Famiglietti & Andronico, LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2017 with 1,452,761 shares voting for, 55,105 shares voting against, and 381 shares abstaining.

Item 9.01	Financial Statements and Exhibits.

a.	Financial statements of businesses acquired. Not applicable.
b.	Pro forma financial information. Not applicable.
c.	Shell company transactions. Not applicable
d.	Exhibits. Not applicable

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technical Communications Corporation

Dated: February 23, 2017	By:	/s/ Carl H. Guild, Jr.
Carl H. Guild, Jr.
President and Chief Executive Officer